Filed Pursuant to Rule 433
  Registration Nos. 333-121202, 333-121202-01, 333-121202-02, 333-121202-03 and
                                                                  333-121202-04

                                                               December 8, 2006

                               PRICING TERM SHEET
          (to Preliminary Prospectus Supplement dated December 4, 2006)

Issuer:                      Georgia Power Company

Security:                    Series 2006A Senior Insured Quarterly Notes

Maturity Date:               December 15, 2040

Ratings:                     Aaa/AAA/AAA (Moody's/Standard & Poor's/Fitch)

Coupon:                      5.65% per annum, paid quarterly

Proceeds to Issuer:          96.85% of principal amount ($968.50 per note)

Expected Settlement Date:    December 13, 2006

Lead Manager:                Edward D. Jones & Co., L.P.


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Georgia Power Company collect at 1-404-506-0759 or Edward D. Jones & Co., L.P. toll-free at 1-800-441-2357.